Exhibit 99.1

Provident Community Bancshares Reports Third Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--November 8, 2012--Provident Community Bancshares, Inc. (OTCBB: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $12,000 for the three months ended September 30, 2012 compared to a net loss to common shareholders of $121,000 for the same period in 2011. The decrease in loss in 2012 was primarily due to the absence of a provision for loan losses for the period ended September 30, 2012, due to a net reduction in loans of $10.0 million, and no other-than-temporary impairment of securities compared to $218,000 for the three months ended September 30, 2011. These decreases were partially offset by a reduction in net interest income due primarily to lower loan balances due to economic conditions and higher underwriting standards along with a $145,000 charge to income tax expense for a write-down of tax credits to the fair market value. Net loss per common share was $0.01 (diluted) for the three months ended September 30, 2012, versus a net loss of $0.07 per common share (diluted) for the same period in 2011. The net loss to common shareholders for the nine months ended September 30, 2012 was $189,000, or $0.11 per share (diluted), compared to a net loss to common shareholders of $237,000 or $0.13 per share (diluted), for the same period in 2011.

At September 30, 2012, assets totaled $354.4 million, a decrease of $22.2 million, or 5.9%, from $376.6 million at December 31, 2011. Investment securities at September 30, 2012 increased $1.6 million to $167.5 million from $165.9 million at December 31, 2011. Federal funds sold at September 30, 2012 increased $5.3 million to $20.0 million from $14.8 million at December 31, 2011 as a result of sales and maturities of securities. Net loans receivable decreased 16.4% to $130.5 million at September 30, 2012 as a result of lower demand and more stringent underwriting standards. Deposits decreased $1.8 million to $281.4 million at September 30, 2012. The decrease in deposits was due primarily to a reduction in funding needs. FHLB advances decreased $22.0 million to $37.5 million at September 30, 2012 due primarily to the maturation of borrowings. Shareholders’ equity increased $454,000, or 3.6%, to $12.9 million at September 30, 2012 from $12.5 million at December 31, 2011 due primarily to a $287,000 decrease in unrealized losses on securities available for sale along with net operating income before accrued preferred stock dividends of $167,000.

Nonperforming loans, which are primarily commercial real estate properties, were $15.8 million as of September 30, 2012, or 12.1% of total loans, as compared to $16.8 million at December 31, 2011, a decrease of $1.0 million. Real estate acquired through foreclosure increased $1.2 million to $9.6 million at September 30, 2012 from $8.4 million at December 31, 2011, primarily as a result of the transfer of two bank properties totaling $1.0 million. Bank properties that are no longer in use and are for sale are required to be removed from fixed assets and transferred to OREO. Bad debt charge-offs, net of recoveries, were $71,000 for the three months ended September 30, 2012 compared to $2.4 million for the same period in 2011.

Dwight V. Neese, President and CEO, said “During the third quarter, our financial performance improved but was still affected by the continued decline in real estate values in the markets we serve. Our results reflect the positive outcome of proactive measures that were taken earlier to deal with uncertain market conditions. As a result, our increased capital levels, higher underwriting standards and profitable core banking operation all contributed to an improved quarter. We continue to take a very conservative approach on all aspects of managing our loan portfolio, especially collateral valuations. We also believe that we have aggressively identified and dealt with our problem loans and believe that the steps that we have taken will enable us to better manage our loan portfolio. We believe that our actions are appropriate in the face of the current economic environment.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates eight community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the Over The Counter Bulletin Board under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2011, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and nine months ended September 30, 2012, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights
(Unaudited) ($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income Statement Data	2012	2011	2012	2011

Net interest income	$1,891	$2,179	$5,657	$6,468
Provision for loan losses	--	290	630	290
Net interest income after loan loss provision	1,891	1,889	5,027	6,178
Non-interest income	726	650	2,000	1,956
Net gain on sale of investments	584	419	1,108	697
Other-than-temporary-impairment on securities	--	(218)	--	(409)
OREO property write-downs/disposition expense	539	483	614	1,304
Non-interest expense	2,400	2,251	7,187	6,975
Expense for income taxes	154	7	167	25
Net income (loss)	108	(1)	167	118
Accretion of preferred stock to redemption value	2	2	4	4
Preferred dividends accrued	118	118	352	351
Net loss to common shareholders	($12)	($121)	($189)	($237)
Loss per common share: basic	($0.01)	($0.07)	($0.11)	($0.13)
Loss per common share: diluted	($0.01)	($0.07)	($0.11)	($0.13)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599	1,790,599	1,790,599
Diluted	1,790,599	1,790,599	1,790,599	1,790,599

Balance Sheet Data	At 9/30/12	At 12/31/11

Total assets	$354,448	$376,645
Cash and due from banks	27,551	23,893
Investment securities	167,478	165,878
Loans	134,996	160,568
Allowance for loan losses	4,505	4,549
Deposits	281,423	283,249
FHLB advances and other borrowings	43,557	64,768
Junior subordinated debentures	12,372	12,372
Total liabilities	341,524	364,175
Shareholders’ equity	12,924	12,470
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank Regulatory Capital ratios:
Leverage ratio	6.96%	6.43%
Tier 1 capital ratio	13.65%	11.83%
Total risk-based capital ratio	14.91%	13.10%

Asset Quality

Non-performing loans	$15,786	$16,806
Troubled debt restructurings	8,071	8,486
Loans past due 90 days and still accruing interest	--	442
Other real estate owned	9,620	8,398
Total non-performing assets	$33,477	$34,132
Percentage of non-performing loans to total loans, net	12.10%	10.77%
Percentage of non-performing assets to total assets	9.44%	9.06%
Allowance for loan losses to nonperforming assets	18.88%	17.68%
Allowance for loan losses to total loans	3.34%	2.83%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President & Chief Executive Officer